Celanese Corporation Lowers Cost of Credit Facility

DALLAS, Texas December 2, 2005 — Celanese Corporation (NYSE:CE) announced today that its subsidiary BCP Crystals US Holdings Corporation amended its senior credit facilities to reduce its borrowing costs.

In the amendment, effective November 28, 2005, to the Amended and Restated Credit Agreement dated as of January 26, 2005, the margin over LIBO on approximately $1.4 billion of the U.S. dollar denominated portion of the Term Loans will be reduced from 2.25% to 2.00%. In addition, a further reduction of the interest rate to LIBO plus 1.75% is allowed if certain conditions are met.

Celanese Corporation is an integrated global partner of value-added industrial chemicals based in Dallas, Texas. The Company has four major businesses: Chemical Products, Technical Polymers Ticona, Acetate Products and Performance Products. Celanese has production plants in 12 countries in North America, Europe and Asia. In 2004, Celanese Corporation and its predecessor had combined net sales of $5.1 billion. The presentation of combined net sales of Celanese Corporation with its predecessor is not in accordance with U.S. GAAP. For more information on Celanese Corporation including a reconciliation of the combined net sales, please visit the company’s web site at www.celanese.com.